Exhibit 4.1

AMENDMENT NO. 1 TO SECTION 382 RIGHTS AGREEMENT

THIS AMENDMENT NO. 1 TO SECTION 382 RIGHTS AGREEMENT (this “Amendment”) is made and entered into effective as of the 5th day of May, 2010, by and between PMA CAPITAL CORPORATION, a Pennsylvania corporation (the “Company”) and AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, a limited liability trust company (the “Rights Agent”).

RECITALS

WHEREAS, the Company desires to amend the Section 382 Rights Agreement, dated August 6, 2009, between the Company and the Rights Agent (the “Rights Agreement”); and

WHEREAS, the Company and the Rights Agent have agreed to amend the Rights Agreement on the terms described herein.

NOW, THEREFORE, FOR AND IN CONSIDERATION of the premises herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto for themselves, their respective successors and assigns, intending to be legally bound, do hereby covenant and agree as follows:

1.             Recitals; Definitions.  The recitals set forth above are herein incorporated as a substantive part of this Amendment.  Unless otherwise specifically defined herein, all terms used herein shall have the meaning ascribed to such terms in the Rights Agreement.

2.             Amendment.

(a)        The Rights Agreement is hereby amended to add the following as new Section 24A:

 “Section 24A.  Shareholder Approval.  The Company will submit this Agreement to the shareholders of the Company for their approval at the Annual Meetings of Shareholders to be held in each of 2013 and 2016.”

(b)        Section 1(o) of the Rights Agreement is hereby amended to replace subparagraph (vi) in its entirety with the following:

“(vi)  5:00 p.m., New York City time, on the date that votes of the Company’s shareholders, with respect to the Company’s 2013 Annual Meeting of Shareholders, are certified, unless the continuation of this Agreement and the Rights is approved by the Company’s shareholders at such meeting and (vii) 5:00 p.m., New York City time, on the date that votes of the Company’s shareholders, with respect to the Company’s 2016 Annual Meeting of Shareholders, are certified, unless the continuation of this Agreement and the Rights is approved by the Company’s shareholders at such meeting.”

3.   Amendment Only.  This Amendment is only an agreement amending and modifying certain provisions of the Rights Agreement.  All of the provisions of the Rights Agreement are incorporated herein by reference and shall continue in full force and effect.

4.   Applicable Law.  This Amendment shall be deemed to be a contract made under the laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed in accordance with the laws of such Commonwealth, without regard to its conflicts of law principles; provided, however, that the rights, obligations and duties of the Rights Agent hereunder shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law principles.  The parties agree that all actions and proceedings in which the Rights Agent is a party or is joined as a party arising out of this Amendment or any of the transactions contemplated hereby, shall be brought in the United States District Court for the Southern District of New York or in a New York State Court in the County of New York and that in connection with any such action or proceeding, submit to the jurisdiction of, and venue in, such Court. Each of the parties hereto also irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of this Amendment or the transactions contemplated hereby.

5.   Binding Effect.  This Amendment shall be binding upon and inure to the benefit of each party hereto, and their respective successors and assigns.

6.   General.

6.1         Headings.  The headings of the sections, subsections, paragraphs or subparagraphs hereunder are provided herein for and only for convenience of reference, and should not be considered in construing their contents.

6.2         Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment No. 1 to Section 382 Rights Agreement to be executed and delivered by its duly authorized officers or representatives as of the day and year first written above.

PMA CAPITAL CORPORATION

By:	/s/ Stephen L. Kibblehouse
Name: Stephen L. Kibblehouse
Title: Executive Vice President & General Counsel

AMERICAN STOCK TRANSFER &
TRUST COMPANY, LLC

By:	/s/ Paula Caroppoli
Name: Paula Caroppoli
Title: Vice President